Exhibit 99.1

NEWS RELEASE

For Immediate Release	CONTACT:
Tuesday, October 30, 2018	Greg Peterson
Vice President, Investor Relations
770-232-8229
greg.peterson@agcocorp.com

AGCO REPORTS THIRD QUARTER RESULTS

DULUTH, GA – October 30 – AGCO, Your Agriculture Company (NYSE:AGCO), a worldwide manufacturer and distributor of agricultural equipment and solutions, reported net sales of approximately $2.2 billion for the third quarter of 2018, an increase of approximately 11.5% compared to the third quarter of 2017. Reported net income was $0.89 per share for the third quarter of 2018, and adjusted net income, excluding restructuring expenses, was $0.91 per share. These results compare to a reported net income of $0.76 per share and adjusted net income, excluding restructuring expenses, of $0.79 per share for the third quarter of 2017. Excluding unfavorable currency translation impacts of approximately 5.9%, net sales in the third quarter of 2018 increased approximately 17.4% compared to the third quarter of 2017.

Net sales for the first nine months of 2018 were approximately $6.8 billion, an increase of approximately 17.0% compared to the same period in 2017. Excluding favorable currency translation impacts of approximately 1.8%, net sales for the first nine months of 2018 increased approximately 15.1% compared to the same period in 2017. For the first nine months of 2018, reported net income was $2.33 per share, and adjusted net income, excluding restructuring expenses and costs associated with an early retirement of debt, was $2.58 per share. These results compare to reported net income of $1.77 per share and adjusted net income, excluding restructuring expenses and a non-cash expense related to waived stock compensation, of $1.91 per share for the first nine months of 2017.

Third Quarter Highlights

•	Reported regional sales results(1): North America +12.8%, Europe/Middle East (“EME”) +14.4%, South America +2.8%, Asia/Pacific/Africa (“APA”) +5.7%

•	Constant currency regional sales results(1)(2): North America +13.8%, EME +16.5%, South America +33.1%, APA +9.9%

•	Regional operating margin performance: North America 6.0%, EME 9.3%, South America 4.5%, APA 7.9%

•	Share repurchase program reduced outstanding shares by approximately 1.2 million during the first nine months of 2018

(1)As compared to third quarter 2017
(2)Excludes currency translation impact. See reconciliation in appendix.

“AGCO’s solid operational performance across our regional business units and constructive market developments are driving sales and earnings growth,” stated Martin Richenhagen, AGCO’s Chairman, President and Chief Executive Officer. “We delivered sales and operating income improvement across all regions, with the strongest growth in North and South America. Price increases and focused cost control efforts helped to offset most of the trade-related material cost inflation. Equally important, we have delivered operationally while making significant progress on our long-term strategic growth drivers. Our new product launches are resonating with customers, resulting in strong demand across our targeted end-markets.”

Market Update

Industry Unit Retail Sales

Nine months ended September 30, 2018	Tractors Change from Prior Year Period	Combines Change from Prior Year Period

North America(1)	3%	13%
South America	(1)%	7%
Western Europe(2)	1%	17%

(1)Excludes compact tractors.
(2)Based on Company estimates.

“Global crop production for 2018 is expected to be up modestly from healthy levels in 2017,” continued Mr. Richenhagen. “Robust harvests in North America are being offset by lower output in the European Union, Argentina and Australia due to dry conditions in those areas. However, increased grain consumption this year is expected to result in lower year-end grain inventories. Global industry sales of farm equipment in the first nine months of 2018 were mixed across AGCO’s key markets, with future demand dependent on factors such as commodity price development as well as government trade and farm support policy. North American industry retail sales increased in the first nine months of 2018 compared to the same period in 2017 as replacement demand from row crop farmers is stimulating equipment sales after years of weaker demand. Overall, we project industry retail tractor sales to increase modestly in 2018 with improved retail sales in the row crop segment and flat retail sales of small tractors compared to last year. Industry retail sales in Western Europe were up modestly in the first nine months of 2018, with improved economics for the dairy segment the primary catalyst. However, industry sales slowed in the third quarter as the impact of the hot, dry summer and the resulting weak wheat harvest negatively impacted demand. Industry sales growth in the United Kingdom, Scandinavia and Italy was partially offset by declines in Germany and France. For the full year of 2018, industry demand in Western Europe is expected to be approximately flat compared to 2017. Industry retail sales in South America decreased during the first nine months of 2018. Weak industry demand in Brazil in the first half of 2018 improved in the third quarter after more positive terms for the government financing program were announced. Industry sales declined in Argentina in response to a weak first harvest and the decline of the Peso. Industry demand in South America is expected to be relatively flat for the full year compared to 2017. Higher retail sales in Brazil are expected to be offset by lower sales in Argentina. Our long-term view remains very optimistic for demand in the agricultural equipment industry. We expect elevated grain demand driven by population growth and increased protein consumption to result in favorable income levels for farmers.”

Regional Results

AGCO Regional Net Sales (in millions)

Three Months Ended September 30,	2018	2017	% change from 2017	% change from 2017 due to currency translation(1)	% change from 2017 due to acquisitions(1)

North America	$545.5	$483.5	12.8%	(1.0)%	3.2%
South America	281.1	273.5	2.8%	(30.3)%	1.7%
Europe/Middle East	1,164.5	1,017.7	14.4%	(2.1)%	2.3%
Asia/Pacific/Africa	223.6	211.6	5.7%	(4.3)%	2.9%
Total	$2,214.7	$1,986.3	11.5%	(5.9)%	2.5%

Nine Months Ended September 30,	2018	2017	% change from 2017	% change from 2017 due to currency translation(1)	% change from 2017 due to acquisitions(1)
North America	$1,648.9	$1,344.9	22.6%	0.4%	8.0%
South America	682.8	747.6	(8.7)%	(17.3)%	1.7%
Europe/Middle East	3,873.4	3,179.7	21.8%	6.8%	3.3%
Asia/Pacific/Africa	554.7	506.9	9.4%	2.3%	2.5%
Total	$6,759.8	$5,779.1	17.0%	1.8%	4.1%
(1) See appendix for additional disclosures

North America

AGCO’s North American net sales increased 22.2% in the first nine months of 2018 compared to the same period of 2017, excluding the positive impact of currency translation. Precision Planting, which was acquired in the fourth quarter of 2017, contributed sales of approximately $97.2 million in the first nine months of 2018. Excluding the impact of acquisitions and currency translation, sales grew approximately 14.2% compared to the first nine months of 2017. The largest increases were in sprayers, high horsepower tractors and hay tools. Income from operations for the first nine months of 2018 improved approximately $42.5 million compared to the same period in 2017. The benefit of the Precision Planting acquisition and higher sales and production volumes contributed to the increase.

South America

Net sales in the South American region increased 8.6% in the first nine months of 2018 compared to the first nine months of 2017, excluding the impact of unfavorable currency translation. Sales growth in Brazil was partially offset by declines in Argentina. Income from operations increased in the third quarter, but dropped approximately $35.2 million for the first nine months of 2018 compared to the same period in 2017. The impacts of material cost inflation and costs associated with transitioning to new products with tier 3 emission technology contributed to the decrease in income from operations.

Europe/Middle East

Europe/Middle East net sales increased 15.0% in the first nine months of 2018 compared to the same period in 2017, excluding favorable currency translation impacts. Acquisitions benefited sales by approximately 3.3% during the first nine months compared to the same period last year. Sales growth was strongest in Germany, the United Kingdom and France. Income from operations improved approximately $85.4 million for the first nine months of 2018, compared to the same period in 2017, due to the benefit of higher sales and margin improvement partially offset by higher engineering costs.

Asia/Pacific/Africa

Net sales in AGCO’s Asia/Pacific/Africa region increased 7.1%, excluding the positive impact of currency translation, in the first nine months of 2018 compared to the same period in 2017. Higher sales in Australia produced most of the increase. Acquisitions benefited sales by approximately 2.5% during the first nine months of 2018 compared to the same period last year. Income from operations improved approximately $3.7 million in the first nine months of 2018, compared to the same period in 2017, due to higher sales and production levels.

Outlook

AGCO’s net sales for 2018 are expected to reach $9.3 billion, reflecting improved sales volumes, positive pricing as well as acquisition and foreign exchange impacts. Gross and operating margins are expected to improve from 2017 levels due to higher net sales as well as the benefits resulting from the Company’s cost reduction initiatives, partially offset by increased engineering expenses and higher material costs. Based on these assumptions, 2018 earnings per share are targeted at approximately $3.35 on a reported basis, or approximately $3.75 on an adjusted basis, which excludes restructuring expenses and costs associated with debt retirement.

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AGCO will be hosting a conference call with respect to this earnings announcement at 10:00 a.m. Eastern Time on Tuesday, October 30, 2018. The Company will refer to slides on its conference call. Interested persons can access the conference call and slide presentation via AGCO’s website at www.agcocorp.com in the “Events” section on the “Company/Investors” page of our website. A replay of the conference call will be available approximately two hours after the conclusion of the conference call for twelve months following the call. A copy of this press release will be available on AGCO’s website for at least twelve months following the call.

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Safe Harbor Statement

Statements that are not historical facts, including the projections of earnings per share, sales, industry demand, market conditions, commodity prices, currency translation, farm income levels, margin levels, investments in product and technology development, new product introductions, restructuring and other cost reduction initiatives, production volumes, tax rates and general economic conditions, are forward-looking and subject to risks that could cause actual results to differ materially from those suggested by the statements. The following are among the factors that could cause actual results to differ materially from the results discussed in or implied by the forward-looking statements.

•
Our financial results depend entirely upon the agricultural industry, and factors that adversely affect the agricultural industry generally, including declines in the general economy, increases in farm input costs, lower commodity prices, lower farm income and changes in the availability of credit for our retail customers, will adversely affect us.

•
A majority of our sales and manufacturing take place outside the United States, and, as a result, we are exposed to risks related to foreign laws, taxes, economic conditions, labor supply and relations, political conditions and governmental policies. These risks may delay or reduce our realization of value from our international operations.

•
Most retail sales of the products that we manufacture are financed, either by our joint ventures with Rabobank or by a bank or other private lender. Our joint ventures with Rabobank, which are controlled by Rabobank and are dependent upon Rabobank for financing as well, finance 40% to 50% of the retail sales of our tractors and combines in the markets where the joint ventures operate. Any difficulty by Rabobank to continue to provide that financing, or any business decision by Rabobank as the controlling member not to fund the business or particular aspects of it (for example, a particular country or region), would require the joint ventures to find other sources of financing (which may be difficult to obtain), or us to find another source of retail financing for our customers, or our customers would be required to utilize other retail financing providers. As a result of the recent economic downturn, financing for capital equipment purchases generally has become more difficult in certain regions and in some cases, can be expensive to obtain. To the extent that financing is not available or available only at unattractive prices, our sales would be negatively impacted.

•
Both AGCO and our finance joint ventures have substantial account receivables from dealers and end customers, and we would be adversely impacted if the collectability of these receivables was not consistent with historical experience; this collectability is dependent upon the financial strength of the farm industry, which in turn is dependent upon the general economy and commodity prices, as well as several of the other factors listed in this section.

•
We have experienced substantial and sustained volatility with respect to currency exchange rate and interest rate changes, which can adversely affect our reported results of operations and the competitiveness of our products.

•	Our success depends on the introduction of new products, particularly engines that comply with emission requirements, which requires substantial expenditures.

•
Our production levels and capacity constraints at our facilities, including those resulting from plant expansions and systems upgrades at our manufacturing facilities, could adversely affect our results.

•	Our expansion plans in emerging markets, including establishing a greater manufacturing and marketing presence and growing our use of component suppliers, could entail significant risks.

•
Our business increasingly is subject to regulations relating to privacy and data protection, and if we violate any of those regulations or otherwise are the victim of a cyber attack, we could incur significant losses and liability.

•	We depend on suppliers for components, parts and raw materials for our products, and any failure by our suppliers to provide products as needed, or by us to promptly address supplier issues, will adversely impact our ability to timely and efficiently manufacture and sell products. We also are subject to raw material price fluctuations, which can adversely affect our manufacturing costs.

•
We face significant competition, and if we are unable to compete successfully against other agricultural equipment manufacturers, we would lose customers and our net sales and profitability would decline.

•
We have a substantial amount of indebtedness, and, as a result, we are subject to certain restrictive covenants and payment obligations that may adversely affect our ability to operate and expand our business.

Further information concerning these and other factors is included in AGCO’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2017. AGCO disclaims any obligation to update any forward-looking statements except as required by law.

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About AGCO
AGCO (NYSE: AGCO) is a global leader in the design, manufacture and distribution of agriculture equipment and solutions that supports more productive farming through its full line of equipment and related services. AGCO products are sold through five core brands, Challenger®, Fendt®, GSI®, Massey Ferguson® and Valtra®, supported by Fuse® precision technologies and farm optimization services. Founded in 1990, AGCO is headquartered in Duluth, GA, USA. In 2017, AGCO had net sales of $8.3 billion. For more information, visit http://www.AGCOcorp.com. For company news, information and events, please follow us on Twitter: @AGCOCorp. For financial news on Twitter, please follow the hashtag #AGCOIR.

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Please visit our website at www.agcocorp.com

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in millions)

	September 30, 2018	December 31, 2017
ASSETS
Current Assets:
Cash and cash equivalents	$292.7	$367.7
Accounts and notes receivable, net	992.7	1,019.4
Inventories, net	2,101.8	1,872.9
Other current assets	401.8	367.7
Total current assets	3,789.0	3,627.7
Property, plant and equipment, net	1,367.8	1,485.3
Investment in affiliates	419.2	409.0
Deferred tax assets	108.7	112.2
Other assets	147.2	147.1
Intangible assets, net	590.8	649.0
Goodwill	1,494.4	1,541.4
Total assets	$7,917.1	$7,971.7

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$5.5	$24.8
Short-term borrowings	181.3	90.8
Accounts payable	855.3	917.5
Accrued expenses	1,425.5	1,407.9
Other current liabilities	191.5	209.6
Total current liabilities	2,659.1	2,650.6
Long-term debt, less current portion and debt issuance costs	1,699.3	1,618.1
Pensions and postretirement health care benefits	223.7	247.3
Deferred tax liabilities	121.0	130.5
Other noncurrent liabilities	245.1	229.9
Total liabilities	4,948.2	4,876.4

Stockholders’ Equity:
AGCO Corporation stockholders’ equity:
Common stock	0.8	0.8
Additional paid-in capital	81.8	136.6
Retained earnings	4,405.4	4,253.8
Accumulated other comprehensive loss	(1,581.9)	(1,361.6)
Total AGCO Corporation stockholders’ equity	2,906.1	3,029.6
Noncontrolling interests	62.8	65.7
Total stockholders’ equity	2,968.9	3,095.3
Total liabilities and stockholders’ equity	$7,917.1	$7,971.7

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Three Months Ended September 30,
	2018	2017
Net sales	$2,214.7	$1,986.3
Cost of goods sold	1,741.0	1,557.7
Gross profit	473.7	428.6
Selling, general and administrative expenses	260.5	233.2
Engineering expenses	83.3	80.1
Restructuring expenses	1.5	3.0
Amortization of intangibles	15.3	14.3
Bad debt expense	1.8	0.9
Income from operations	111.3	97.1
Interest expense, net	7.0	11.6
Other expense, net	19.1	18.5
Income before income taxes and equity in net earnings of affiliates	85.2	67.0
Income tax provision	23.9	16.9
Income before equity in net earnings of affiliates	61.3	50.1
Equity in net earnings of affiliates	9.4	10.7
Net income	70.7	60.8
Net loss (income) attributable to noncontrolling interests	0.4	(0.1)
Net income attributable to AGCO Corporation and subsidiaries	$71.1	$60.7
Net income per common share attributable to AGCO Corporation and subsidiaries:
Basic	$0.90	$0.76
Diluted	$0.89	$0.76
Cash dividends declared and paid per common share	$0.15	$0.14
Weighted average number of common and common equivalent shares outstanding:
Basic	78.7	79.5
Diluted	79.7	80.2

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Nine Months Ended September 30,
	2018	2017
Net sales	$6,759.8	$5,779.1
Cost of goods sold	5,301.8	4,544.8
Gross profit	1,458.0	1,234.3
Selling, general and administrative expenses	796.9	690.5
Engineering expenses	267.2	230.0
Restructuring expenses	10.1	8.5
Amortization of intangibles	49.2	41.5
Bad debt expense	4.7	2.7
Income from operations	329.9	261.1
Interest expense, net	38.5	33.6
Other expense, net	57.8	49.2
Income before income taxes and equity in net earnings of affiliates	233.6	178.3
Income tax provision	73.8	64.9
Income before equity in net earnings of affiliates	159.8	113.4
Equity in net earnings of affiliates	26.3	30.8
Net income	186.1	144.2
Net loss (income) attributable to noncontrolling interests	0.7	(2.1)
Net income attributable to AGCO Corporation and subsidiaries	$186.8	$142.1
Net income per common share attributable to AGCO Corporation and subsidiaries:
Basic	$2.36	$1.79
Diluted	$2.33	$1.77
Cash dividends declared and paid per common share	$0.45	$0.42
Weighted average number of common and common equivalent shares outstanding:
Basic	79.2	79.5
Diluted	80.1	80.1

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in millions)

	Nine Months Ended September 30,
	2018	2017

Cash flows from operating activities:
Net income	$186.1	$144.2
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	170.1	165.2
Amortization of intangibles	49.2	41.5
Stock compensation expense	33.0	31.3
Equity in net earnings of affiliates, net of cash received	(21.8)	(15.4)
Deferred income tax (benefit) provision	(17.7)	0.7
Other	(1.4)	2.3
Changes in operating assets and liabilities, net of effects from purchase of businesses:
Accounts and notes receivable, net	(59.8)	(81.2)
Inventories, net	(398.0)	(424.9)
Other current and noncurrent assets	(67.3)	(92.4)
Accounts payable	(18.4)	100.0
Accrued expenses	55.9	67.9
Other current and noncurrent liabilities	71.2	31.6
Total adjustments	(205.0)	(173.4)
Net cash used in operating activities	(18.9)	(29.2)
Cash flows from investing activities:
Purchases of property, plant and equipment	(138.5)	(139.4)
Proceeds from sale of property, plant and equipment	2.6	3.3
Investment in unconsolidated affiliates	(5.8)	(0.8)
Purchase of businesses, net of cash acquired	—	(188.4)
Other	0.4	—
Net cash used in investing activities	(141.3)	(325.3)
Cash flows from financing activities:
Proceeds from indebtedness, net	231.3	250.4
Purchases and retirement of common stock	(84.3)	—
Payment of dividends to stockholders	(35.6)	(33.4)
Payment of minimum tax withholdings on stock compensation	(3.7)	(6.7)
Payment of debt issuance costs	(1.6)	—
Investment by or distribution to noncontrolling interests, net	0.8	0.5
Net cash provided by financing activities	106.9	210.8
Effects of exchange rate changes on cash and cash equivalents	(21.7)	26.7
Decrease in cash and cash equivalents	(75.0)	(117.0)
Cash and cash equivalents, beginning of period	367.7	429.7
Cash and cash equivalents, end of period	$292.7	$312.7

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except share amounts, per share data and employees)

1.    STOCK COMPENSATION EXPENSE

The Company recorded stock compensation expense as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Cost of goods sold	$0.8	$0.8	$2.7	$2.4
Selling, general and administrative expenses	9.7	7.9	30.6	29.1
Total stock compensation expense	$10.5	$8.7	$33.3	$31.5

2.	RESTRUCTURING EXPENSES

From 2014 through 2018, the Company announced and initiated several actions to rationalize employee headcount at various manufacturing facilities and administrative offices located in Europe, South America, China and the United States in order to reduce costs in response to softening global market demand and lower production volumes. The aggregate headcount reduction was approximately 3,370 employees between 2014 and 2017. The Company had approximately $10.9 million of severance and related costs accrued as of December 31, 2017. During the three and nine months ended September 30, 2018, the Company recorded an additional $1.5 million and $10.1 million, respectively, of severance and related costs associated with further rationalizations associated with the termination of approximately 460 employees, and paid approximately $10.4 million of severance and associated costs. The $10.1 million of costs incurred during the nine months ended September 30, 2018 included a $0.3 million write-down of property, plant and equipment. The remaining $9.2 million of accrued severance and other related costs as of September 30, 2018, inclusive of approximately $1.1 million of negative foreign currency translation impacts, are expected to be paid primarily during 2018.

3.    INDEBTEDNESS

Long-term debt at September 30, 2018 and December 31, 2017 consisted of the following:

	September 30, 2018	December 31, 2017
1.056% Senior term loan due 2020	$231.6	$239.8
Credit facility, expires 2020	390.3	471.2
Senior term loan due 2021	115.8	119.9
5⅞% Senior notes due 2021	115.8	305.3
Senior term loans due between 2019 and 2028	825.7	449.7
Other long-term debt	29.4	61.0
Debt issuance costs	(3.8)	(4.0)
	1,704.8	1,642.9
Less: Current portion of other long-term debt	(5.5)	(24.8)
Total long-debt, less current portion	$1,699.3	$1,618.1

As of September 30, 2018 and December 31, 2017, the Company had short-term borrowings due within one year of approximately $181.3 million and $90.8 million, respectively.
4.    INVENTORIES

Inventories at September 30, 2018 and December 31, 2017 were as follows:

	September 30, 2018	December 31, 2017
Finished goods	$773.4	$684.1
Repair and replacement parts	601.2	605.9
Work in process	250.9	178.7
Raw materials	476.3	404.2
Inventories, net	$2,101.8	$1,872.9

5.    ACCOUNTS RECEIVABLE SALES AGREEMENTS

The Company has accounts receivable sales agreements that permit the sale, on an ongoing basis, of a majority of its wholesale receivables in North America, Europe and Brazil to its U.S., Canadian, European and Brazilian finance joint ventures. As of both September 30, 2018 and December 31, 2017, the cash received from receivables sold under the U.S., Canadian, European and Brazilian accounts receivable sales agreements was approximately $1.3 billion.

Losses on sales of receivables associated with the accounts receivable financing facilities discussed above, reflected within “Other expense, net” in the Company’s Condensed Consolidated Statements of Operations, were approximately $6.7 million and $24.2 million, respectively, during the three and nine months ended September 30, 2018. Losses on sales of receivables associated with the accounts receivable financing facilities discussed above, reflected within “Other expense, net” in the Company’s Condensed Consolidated Statements of Operations, were approximately $10.3 million and $27.5 million, respectively, during the three and nine months ended September 30, 2017.

The Company’s finance joint ventures in Europe, Brazil and Australia also provide wholesale financing directly to the Company’s dealers. As of September 30, 2018 and December 31, 2017, these finance joint ventures had approximately $50.1 million and $41.6 million, respectively, of outstanding accounts receivable associated with these arrangements. In addition, the Company sells certain trade receivables under factoring arrangements to other financial institutions around the world.

6.    NET INCOME PER SHARE

A reconciliation of net income attributable to AGCO Corporation and subsidiaries and weighted average common shares outstanding for purposes of calculating basic and diluted net income per share for the three and nine months ended September 30, 2018 and 2017 is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Basic net income per share:
Net income attributable to AGCO Corporation and subsidiaries	$71.1	$60.7	$186.8	$142.1
Weighted average number of common shares outstanding	78.7	79.5	79.2	79.5
Basic net income per share attributable to AGCO Corporation and subsidiaries	$0.90	$0.76	$2.36	$1.79
Diluted net income per share:
Net income attributable to AGCO Corporation and subsidiaries	$71.1	$60.7	$186.8	$142.1
Weighted average number of common shares outstanding	78.7	79.5	79.2	79.5
Dilutive stock-settled appreciation rights, performance share awards and restricted stock units	1.0	0.7	0.9	0.6
Weighted average number of common shares and common share equivalents outstanding for purposes of computing diluted net income per share	79.7	80.2	80.1	80.1
Diluted net income per share attributable to AGCO Corporation and subsidiaries	$0.89	$0.76	$2.33	$1.77

7.    SEGMENT REPORTING

The Company’s four reportable segments distribute a full range of agricultural equipment and related replacement parts. The Company evaluates segment performance primarily based on income from operations. Sales for each segment are based on the location of the third-party customer. The Company’s selling, general and administrative expenses and engineering expenses are charged to each segment based on the region and division where the expenses are incurred. As a result, the components of income from operations for one segment may not be comparable to another segment. Segment results for the three and nine months ended September 30, 2018 and 2017 are as follows:

Three Months Ended September 30,	North America	South America	Europe/ Middle East	Asia/ Pacific/Africa	Consolidated

2018
Net sales	$545.5	$281.1	$1,164.5	$223.6	$2,214.7
Income from operations	32.5	12.6	108.6	17.6	171.3

2017
Net sales	$483.5	$273.5	$1,017.7	$211.6	$1,986.3
Income from operations	27.8	9.3	96.9	15.4	149.4

Nine Months Ended September 30,	North America	South America	Europe/ Middle East	Asia/ Pacific/Africa	Consolidated

2018
Net sales	$1,648.9	$682.8	$3,873.4	$554.7	$6,759.8
Income (loss) from operations	96.9	(20.7)	416.1	26.9	519.2

2017
Net sales	$1,344.9	$747.6	$3,179.7	$506.9	$5,779.1
Income from operations	54.4	14.5	330.7	23.2	422.8

A reconciliation from the segment information to the consolidated balances for income from operations is set forth below:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Segment income from operations	$171.3	$149.4	$519.2	$422.8
Corporate expenses	(33.5)	(27.1)	(99.4)	(82.6)
Stock compensation expense	(9.7)	(7.9)	(30.6)	(29.1)
Restructuring expenses	(1.5)	(3.0)	(10.1)	(8.5)
Amortization of intangibles	(15.3)	(14.3)	(49.2)	(41.5)
Consolidated income from operations	$111.3	$97.1	$329.9	$261.1

RECONCILIATION OF NON-GAAP MEASURES

This earnings release discloses adjusted income from operations, adjusted net income and adjusted net income per share, each of which exclude amounts that are typically included in the most directly comparable measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). A reconciliation of each of those measures to the most directly comparable GAAP measure is included below.

The following is a reconciliation of reported income from operations, net income and net income per share to adjusted income from operations, net income and net income per share for the three and nine months ended September 30, 2018 and 2017 (in millions, except per share data):

	Three Months Ended September 30,
	2018			2017
	Income From Operations	Net Income(1)	Net Income Per Share(1)(3)	Income From Operations	Net Income(1)	Net Income Per Share(1)
As reported	$111.3	$71.1	$0.89	$97.1	$60.7	$0.76
Restructuring expenses(2)	1.5	1.1	0.01	3.0	2.3	0.03
As adjusted	$112.8	$72.2	$0.91	$100.1	$63.0	$0.79

(1)	Net income and net income per share amounts are after tax.

(2)
The restructuring expenses recorded during the three months ended September 30, 2018 and 2017 related primarily to severance costs associated with the Company’s rationalization of certain U.S., European, Chinese and South American manufacturing operations and various administrative offices.

(3)	Rounding may impact summation of amounts.

	Nine Months Ended September 30,
	2018			2017
	Income From Operations	Net Income(1)	Net Income Per Share(1)	Income From Operations	Net Income(1)	Net Income Per Share(1)
As reported	$329.9	$186.8	$2.33	$261.1	$142.1	$1.77
Restructuring expenses(2)	10.1	7.3	0.09	8.5	6.4	0.08
Extinguishment of debt(3)	—	12.7	0.16	—	—	—
Non-cash expense related to waived stock compensation(4)	—	—	—	4.8	4.8	0.06
As adjusted	$340.0	$206.8	$2.58	$274.4	$153.3	$1.91

(1)	Net income and net income per share amounts are after tax.

(2)
The restructuring expenses recorded during the nine months ended September 30, 2018 and 2017 related primarily to severance costs associated with the Company’s rationalization of certain U.S., European, Chinese and South American manufacturing operations and various administrative offices.

(3)
The Company repurchased approximately $185.9 million of its outstanding 5 7/8% senior notes during the three months ended June 30, 2018. The repurchase resulted in a loss on extinguishment of debt of approximately $15.7 million, including associated fees, offset by approximately $3.0 million of accelerated amortization of the deferred gain related to a terminated interest rate swap instrument associated with the senior notes.

(4)	The Company recorded approximately $4.8 million of accelerated stock compensation expense during the three months ended March 31, 2017 associated with a waived award declined by the Company’s CEO.

The following is a reconciliation of targeted net income per share to adjusted targeted net income per share for the year ended December 31, 2018:

Net Income Per Share(1)
As targeted	$3.35
Restructuring expenses	0.09
Extinguishment of debt	0.31
As adjusted targeted(2)	$3.75
(1) Net income per share amount is after tax.

(2)
The above reconciliation reflects adjustments to full year 2018 targeted net income per share based upon restructuring expenses and other adjustments incurred during the nine months ended September 30, 2018. Full year restructuring expenses could differ based on future restructuring activity. Full year extinguishment of debt includes the extinguishment of the remaining outstanding 5 7/8% senior notes, as well as further debt refinancing actions during the fourth quarter of 2018.

The following tables set forth, for the three and nine months ended September 30, 2018, the impact to net sales of currency translation and recent acquisitions by geographical segment (in millions, except percentages):

	Three Months Ended September 30,			Change due to currency translation		Change due to acquisitions
	2018	2017	% change from 2017	$	%	$	%
North America	$545.5	$483.5	12.8%	$(4.9)	(1.0)%	$15.4	3.2%
South America	281.1	273.5	2.8%	(83.0)	(30.3)%	4.7	1.7%
Europe/Middle East	1,164.5	1,017.7	14.4%	(21.1)	(2.1)%	23.2	2.3%
Asia/Pacific/Africa	223.6	211.6	5.7%	(9.0)	(4.3)%	6.1	2.9%
	$2,214.7	$1,986.3	11.5%	$(118.0)	(5.9)%	$49.4	2.5%

	Nine Months Ended September 30,			Change due to currency translation		Change due to acquisitions
	2018	2017	% change from 2017	$	%	$	%
North America	$1,648.9	$1,344.9	22.6%	$5.6	0.4%	$107.7	8.0%
South America	682.8	747.6	(8.7)%	(129.3)	(17.3)%	12.6	1.7%
Europe/Middle East	3,873.4	3,179.7	21.8%	217.6	6.8%	104.1	3.3%
Asia/Pacific/Africa	554.7	506.9	9.4%	11.7	2.3%	12.6	2.5%
	$6,759.8	$5,779.1	17.0%	$105.6	1.8%	$237.0	4.1%